Exhibit 99.1

October 6, 2020.

President’s Letter to Shareholders

I want to start by thanking our many long-term shareholders for faithfully supporting our vision for the company, and I would also like to welcome our newest shareholders for joining us as we continue our goal of providing sustainable fuels that improve the environment for generations to come.

Our most recent Annual Report on Form 10-K that we filed with the SEC for 2019 reflects our financial status as of December 31, 2019, but does not reflect the most recent financial reporting for the refinery that we purchased and capital that we raised in May 2020.  We will be filing our 2020 Quarterly Reports on Form 10-Q within a month, which will include updated financials incorporating the refinery purchase, capital raised and construction in process.

The purpose of this letter is to summarize the exciting opportunities we have created and explain how they will translate to both short- and long-term shareholder value.

At GCE it has been our longstanding mission to develop and commercialize non-food-based feedstocks that, when converted to biofuels, delivers on the promise of complete environmental, social and economic sustainability. Delivering energy products in  an environmentally, socially, and economically sustainable manner is at the core of what we do.  I am pleased and proud to report today that we have made very significant strides towards furthering our mission.

As you know, we have been developing non-food-based oilseed crops since 2007 to commercialize and convert into renewable fuels, and in recent years that focus has been specifically on renewable diesel and renewable jet fuel.  Our patented Camelina varieties are a non-food annual crop that grows on fallow or rotational land.  Oil produced from Camelina has been approved as an advanced biofuel feedstock and granted both a pathway under the US EPA’s Renewable Fuel Standard (RFS) program and a first-of-its-kind pathway by the California Air Resources Board (CARB) under their Low Carbon Fuels Standard initiative (LCFS).  These approvals along with our commercialization of the crop production provides us a significant competitive advantage over all other oilseed crops and waste products that are currently used to produce renewable diesel.

Renewable diesel is a high-quality, non-petroleum renewable fuel made from feedstocks such as vegetable oil, used cooking oil, inedible corn oil, or various other waste oils.  Emissions and carbon intensity of renewable diesel are 50-90% lower than conventional diesel, making it an important fuel to decarbonize the world, while meeting environmental standards such as the LCFS and the RFS. Since renewable diesel is chemically identical to fossil diesel, it can utilize the same infrastructure and can function as a drop-in, 100% replacement for fossil diesel and be used in modern engines on the road today without modification.

In order to commercially produce renewable diesel, renewable jet and other biofuels from our patented Camelina, in May 2020 we purchased a crude oil refinery in Bakersfield, California.  The refinery has over 80% of the equipment on-site that we need for our biorefinery as well as a full complement of storage, truck and rail logistics assets, including over two million barrels of storage capacity, pipeline connectivity and rail and truck loading and unloading systems.  We are investing more than $225 million retooling the site into a biorefinery.

When completed in early 2022, GCE’s Bakersfield Renewable Fuels refinery will be the largest renewable fuels facility in the western United States and the largest in the country that produces renewable fuels from non-food feedstocks like Camelina. At start-up, our biorefinery will be the second largest biorefinery in the United States, capable of producing up to 15,000 barrels of renewable diesel and other renewable fuels per day. Based upon timing for start-up and total output and based upon previous market conditions, the refinery is expected to generate over $600 million per year in annual revenue, starting in early 2022.

Since our origins in 2007, we have been hyper-focused on creating an extremely unique position in the renewable fuels market that differentiates us from all producers worldwide.  The primary input, known in the industry as feedstock, used to produce renewable fuels represents as much as 85% of its cost.  Almost all producers of renewable diesel concentrate on the 10-15% biorefining portion of costs, whereas our strategy has always been to focus on the underlying feedstock.

It is widely known in the industry that all renewable fuels are not created equal.  Almost all renewable fuels are produced from various plant oils and waste fats, oils and greases, commonly called “FOG”.  The majority of production is from virgin oils like soybean and canola oil. A lesser portion is supplied by various food, near food-grade or waste FOG.  Overall, the supply of FOG is limited by overall macroeconomic factors like the demand for meat in the case of tallow, the demand for soybean meal in the case of soybean oil or the demand for fried food in the case of used cooking oil. These finite volumes create a cap on supply, meaning all biorefiners are bidding on the same fixed amount of feedstocks grown or produced annually.

In contrast to other market participants, GCE has been developing and fine-tuning a scalable, non-food-based feedstock production platform that intentionally does not compete or impact food production or water use. The strategy allows us to produce our own dedicated inedible vegetable oil from our patented plant varieties while not affecting food production.  Growing these crops on dryland, fallow and rotational land creates additional feedstock that would otherwise not exist, creating supply and margin protection.  The production platform is scalable, and production can grow exponentially larger than our current biorefinery demands.

GCE feedstocks are cost-based, not market-based, and the intellectual property (IP) is controlled by GCE directly. This combined with the capability to process our proprietary feedstocks into renewable fuels allows us to vertically integrate our upstream agricultural operations with our downstream biorefinery and generate unrivaled margins. The upstream and downstream integration generates additional cost savings through disintermediation and allows us to produce finished products with ultra-low carbon intensity (CI). For example, we may in the future co-locate an agricultural processing facility near the refinery operations, which would enable us to utilize the waste heat produced at the refinery as a steam source for our agricutural processing operations, thereby reducing our cost of operations and lowering our total CI of the renewable fuels.The combination of feedstock cost stability and finished product value is expected to generate even better operating margins. The result will be that GCE is a very low cost producer, protecting our ability to generate positive margins for our shareholders,even during temporary market dislocations.

In addition to developing the Bakersfield asset over the past few years, we have also been expanding our plant sciences work, developing new plant varieties and breeding techniques.  In 2020, we will file for an additional 13 plant variety and utility patents to expand our existing IP portfolio.  This will further differentiate our market position, or as we say “widen the moat,” between us and anyone contemplating entering and competing with us in this space.

In 2020 we grew enough camelina in North America and produced both grower seed and oilseed grain.  Presently, we have enough grower seed in inventory to plant as much as 110,000 acres of Camelina in 2021. Seed shipments to farmers are scheduled to begin in early November for the 2021 crop year.  The grain produced from the CY 2020 and 2021 effort will yield commercial quantities of camelina oil for our biorefinery start-up in 2022.

We are all in unchartered waters with the COVID-19 pandemic.  At GCE, we continue to focus and apply best practices to our “Safety First” commitment, and promote a culture of protecting the health and safety of our employees, contractors and community stakeholders above all else. We want to thank all our employees and partners for being equally committed to safety during these challenging and unpredictable times.

The collapse of talks between Russia and Saudi Arabia in March, coupled with the demand destruction of COVID-19, has produced a significantly weakened global energy complex, numerous bankruptcies and trillions of dollars in lost market capitalization across the sector. These circumstances continue to challenge many businesses with basic survival.  Liquidity concerns across global capital markets triggered unprecedented actions by the Federal Reserve and other central banks. Despite those actions, economic activity and demand for energy remains at depressed levels. These circumstances have created the most challenging headwinds ever seen in global energy markets. We are a bright light during these tumultuous times. Being able to finalize the purchase of the Bakersfield Refinery and close on a combined $365M financing package speaks to the strength of the overall strategy and the commitment of our strategic partners.

The following is a summary of the developments with GCE and its subsidiaries:

•First and foremost, we signed strategic offtake agreement with ExxonMobil under which ExxonMobil has agreed to purchase 2.5 million barrels of renewable diesel per year from our Bakersfield biorefinery for a period of five years following the date that the Bakersfield Biorefinery commences operations.

•To fund our refinery acquisition expansionand operations, we secured $365 million in project-based, non-recourse financing.

•We purchased the 70,000 barrel per day oil refinery in Bakersfield, California, and are in the process of retooling it to produce up to 15,000 barrels per day, or 220 million gallons, of Renewable Diesel and other renewable fuels. We expect to be producing renewable fuels in early 2022 or earlier, under the name Bakersfield Renewable Fuels, LLC (BKRF) a subsidiary of GCE Holdings

•We formed a new wholly owned subsidiary, GCE Operating Company, LLC to staff and operate the BKRF biorefinery

•We continue our development efforts in non-food plant science R&D and have several new varieties that will be released in 2021, adding to our IP portfolio.  We have 13 new patent applications in process that will be submitted before the end of 2020

In closing, we are very thankful for all the hard work and support from all our employees, partners, and stakeholders across our entire business, from laboratory-to-farm-to-biorefinery.  We are excited about setting the standard for excellence and becoming a market change agent in the renewable fuels market, vertically integrating non-food feedstocks and advancing ultra-low carbon fuels.

We expect the next few years to be a very exciting time at GCE, and we are all thankful to our shareholders supporting our Board of Directors' vision and our Management team.

Thank you all…watch us grow!!!

Warm Regards,

Richard Palmer

President & Chief Executive Officer